UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2009

NEUROBIOLOGICAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23280	94-3049219
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Powell Street, Suite 800, Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 595-6000

NOT APPLICABLE
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2009, the Board of Directors of Neurobiological Technologies, Inc. (the “Company”) approved the extension of COBRA coverage for each of its three remaining employees, including its Chief Financial Officer, Matthew M. Loar, for up to the earlier of (a) 18 months and (b) the date that such employee is eligible to receive similar group life, health and dental benefits through a new employer.

Item 8.01. Other Events.

On November 19, 2009, the Board of Directors of the Company approved an extraordinary cash dividend of $0.18 per share to the holders of record of common stock as of November 30, 2009. The dividend will be paid on or about December 9, 2009 and the Company’s stock is expected to trade ex-dividend after the payment is made.

The Company expects that it will file a Form 25 to delist its common stock from the NASDAQ Capital Market and that it will file a certificate of dissolution with the Secretary of State of Delaware on or about December 17, 2009 (the “Effective Date”). The Company also currently expects to close its stock transfer books on or around the Effective Date and to discontinue recording transfers and issuing stock certificates (other than replacement certificates) at that time. Accordingly, it is expected that trading in shares of the Company’s common stock will cease after the Effective Date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Neurobiological Technologies, Inc., dated November 23, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 23, 2009

NEUROBIOLOGICAL TECHNOLOGIES, INC.
	By:	/s/ Matthew M. Loar

Matthew M. Loar
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Neurobiological Technologies, Inc., dated November 23, 2009.